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                                                                    EXHIBIT 99.2

DIGITAL DATA NETWORKS, INC.
For Further Information Contact:
Danyl Collings           Derek Beckwith
skymedia, inc.           skymedia, inc.
978-443-0400 x14         978-443-0400 x15
danyl@skyepr.com         derek@skyepr.com


                DIGITAL DATA NETWORKS, INC. COMPLETES ASSET SALE
                            TO INTRANSIT MEDIA, INC.

DALLAS, TEXAS - MARCH 1, 2004 - Digital Data Networks, Inc. (OTCBB:DIDA) today announced that it has sold to InTransit Media, Inc. substantially all of Digital Data Networks' assets relating to the operations of its wireless mass transit passenger advertising business in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets. As a result of the sale, Digital Data Networks' operations now consist of the operations of its wholly-owned subsidiary, i2 Telecom International, Inc., which Digital Data Networks acquired by means of merger on February 26, 2004, as previously announced.

ABOUT I2 TELECOM INTERNATIONAL, INC.

i2 Telecom International is a low-cost telecommunications service provider employing next generation Voice over Internet Protocol ("VoIP") technology with operations based in Boca Raton, Florida, Atlanta, Georgia and Redwood City, California, Malaysia and China. i2 Telecom International controls its own proprietary technology and outsources its production and service functions with strategic partners. i2 Telecom International provides micro gateway adapters (InternetTalker(TM)), VoIP long distance and other enhanced communication services to subscribers. i2 Telecom International's proprietary technology platform is built to the Session Initiation Protocol standard. i2 Telecom International's revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker(TM) integrated access device, recurring monthly subscriptions, call minute termination and original equipment manufacturer royalties.

FORWARD-LOOKING STATEMENTS

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these forward-looking statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. The company does not assume, and expressly disclaims, any obligation to update these forward-looking statements.